E X H I B I T   1 1

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


                                                                    Three Months Ended March 31
(Thousands of dollars and shares)                                  1997                     1996

Net income (loss)                                                 $(576)                     $29

Weighted average shares of
   Common Stock outstanding                                      18,029                   16,200

Shares of Common Stock issuable
   upon conversion of Convertible
   Preferred Stock                                                   -                     7,423

Shares of Common Stock issuable upon
   exercise of employee stock options                                -                     1,921

Total shares of Common Stock and
   Common Stock equivalents                                      18,029                   25,544

Net income (loss) per share                                      $(.032)                   $.001

(1)  Primary and fully diluted per share earnings are substantially the same for each period presented.

(2)  Common Stock equivalents were anti-dulutive in 1997.